Exhibit 99.2

Ameron Reports James S. Marlen Re-Elected Director, Remains President, Chairman and CEO; Barington Nominee James Mitarotonda Elected Director

PASADENA, Calif.--(BUSINESS WIRE)--March 30, 2011--Ameron International Corporation (NYSE:AMN) today announced, based on preliminary results from today’s 2011 Annual Meeting of stockholders, that James S. Marlen was re-elected as a director for a three-year term to expire 2014. Mr. Marlen will remain as President, Chief Executive Officer and Chairman.

Based on preliminary results, stockholders also elected James Mitarotonda as an Ameron director. He is currently the CEO and Chairman of the Barington Capital Group.

An official tally of the voting of the stockholders will be available and officially announced within several days.

Mr. Marlen stated, “Notwithstanding the recent proxy contest with Barington Capital, Ameron directors will work collaboratively in the best interest of stockholders. We regret the departure of David Davenport from the Board. His contributions were many, and he will be missed.”

About Ameron International

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2010. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman, Chief Executive Officer and President
Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer
James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer
Telephone: 626-683-4000